Exhibit (99.5)

ISSN 1718-8369

Volume 6, number 2	October 7, 2011
AS AT JUNE 30, 2011

Highlights for June 2011

❑	Budgetary revenue in June amounts to $5.6 billion, up $6 million compared to last year. Own-source revenue amounts to $4.4 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $5.4 billion, up $282 million compared to last year.

❑	Debt service amounts to $617 million, up $53 million compared to June 2010.

❑	A deficit of $412 million was posted in June 2011.

❑	Taking the $45 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $457 million.

On the basis of the cumulative results as at June 30, 2011, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.5 billion. As forecast in the 2011-2012 Budget of last March 17, the 2011-2012 budget deficit within the meaning of the Balanced Budget Act should amount to $3.8 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Budget
	June		April to June		2011-2012
						Forecast Growth
	2010[1]	2011	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	4 373	4 406	11 770	12 623	50 336	7.3
Federal transfers	1 262	1 235	3 803	3 743	15 039	- 2.7
Total	5 635	5 641	15 573	16 366	65 375	4.8
BUDGETARY EXPENDITURE
Program spending	- 5 072	- 5 354	- 15 535	- 16 120	- 61 284	2.4
Debt service	- 564	- 617	- 1 671	- 1 856	- 7 794	12.4
Total	- 5 636	- 5 971	- 17 206	- 17 976	- 69 078	3.5
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	30	- 125	404	126	228	—
Health and social services and education networks	- 17	- 2	- 50	- 6	- 25	—
Generations Fund	51	45	162	167	940	—
Total	64	- 82	516	287	1 143	—
Contingency reserve	—	—	—	—	- 300	—
SURPLUS (DEFICIT)	63	- 412	- 1 117	- 1 323	- 2 860	—
BALANCED BUDGET ACT
Generations Fund	- 51	- 45	- 162	- 167	- 940	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	12	- 457	- 1 279	- 1 490	- 3 800	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at June 30, 2011

Budgetary balance

❑            For the period from April to June 2011, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.5 billion.

Budgetary revenue

❑            As at June 30, 2011, budgetary revenue amounts to $16.3 billion, $793 million more than as at June 30, 2010.

—           Own-source revenue stands at $12.6 billion, $853 million more than last year.

—           Federal transfers amount to $3.7 billion, down $60 million compared to June 30, 2010.

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $18 billion, an increase of $770 million, or 4.5%, compared to last year.

—           For the first three months, program spending rose $585 million, or 3.8%, and stands at $16.1 billion. The growth forecast for 2011-2012 in the budget last March 17 is 2.4%.

–	The most significant changes are in the Health and Social Services ($302 million), Education and Culture ($286 million) and Economy and Environment (–$187 million) missions.

–

Consistent with the historical trend, program spending is made more quickly early in the year because of the allocation details of certain grants. Moreover, measures are being taken to comply with the expenditure growth objective.

—           Debt service amounts to $1.9 billion, up $185 million or 11.1% compared to last year.

Consolidated entities

❑            As at June 30, 2011, the results of consolidated entities show a surplus of $287 million. These results include:

—           a surplus of $126 million for non-budget-funded bodies and special funds;

—           a $6-million deficit for the health and social services and the education networks;

—           revenue of $167 million dedicated to the Generations Fund.

Net financial requirements

As at June 30, 2011, consolidated net financial requirements stand at $5.6 billion, a decrease of $217 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	June			April to June
	2010[1]	2011	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	4 373	4 406	33	11 770	12 623	853
Federal transfers	1 262	1 235	- 27	3 803	3 743	- 60
Total	5 635	5 641	6	15 573	16 366	793
BUDGETARY EXPENDITURE
Program spending	- 5 072	- 5 354	- 282	- 15 535	- 16 120	- 585
Debt service	- 564	- 617	- 53	- 1 671	- 1 856	- 185
Total	- 5 636	- 5 971	- 335	- 17 206	- 17 976	- 770
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	30	- 125	- 155	404	126	- 278
Health and social services and education networks	- 17	- 2	15	- 50	- 6	44
Generations Fund	51	45	- 6	162	167	5
Total	64	- 82	- 146	516	287	- 229
SURPLUS (DEFICIT)	63	- 412	- 475	- 1 117	- 1 323	- 206
Consolidated non-budgetary requirements	- 2 930	- 1 681	1 249	- 4 714	- 4 291	423
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 2 867	- 2 093	774	- 5 831	- 5 614	217

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	June			April to June
			Change			Change
Revenue by source	2010[1]	2011	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 012	1 919	- 4.6	4 678	4 757	1.7
Contributions to Health Services Fund	479	478	- 0.2	1 381	1 387	0.4
Corporate taxes	294	315	7.1	958	953	- 0.5
Consumption taxes	1 146	1 262	10.1	3 247	3 840	18.3
Others sources	139	168	20.9	484	587	21.3
Total own-source revenue excluding government enterprises	4 070	4 142	1.8	10 748	11 524	7.2
Revenue from government enterprises	303	264	- 12.9	1 022	1 099	7.5
Total own-source revenue	4 373	4 406	0.8	11 770	12 623	7.2
Federal transfers
Equalization	713	652	- 8.6	2 138	1 954	- 8.6
Protection payment	—	30	—	—	92	—
Health transfers	355	376	5.9	1 066	1 129	5.9
Transfers for post-secondary education and other social programs	119	123	3.4	358	369	3.1
Other programs	75	54	- 28.0	241	199	- 17.4
Total federal transfers	1 262	1 235	- 2.1	3 803	3 743	- 1.6
BUDGETARY REVENUE	5 635	5 641	0.1	15 573	16 366	5.1

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	June			April to June
			Change			Change
Expenditures by mission	2010[1]	2011	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 402	2 537	5.6	7 270	7 572	4.2
Education and Culture	1 456	1 635	12.3	4 396	4 682	6.5
Economy and Environment	392	298	- 24.0	1 545	1 358	- 12.1
Support for Individuals and Families	501	513	2.4	1 445	1 507	4.3
Administration and Justice	321	371	15.6	879	1 001	13.9
Total program spending	5 072	5 354	5.6	15 535	16 120	3.8
Debt service	564	617	9.4	1 671	1 856	11.1
BUDGETARY EXPENDITURE	5 636	5 971	5.9	17 206	17 976	4.5

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF). Figures have also been restated to reflect new rates for the monthly allocation of transfer expenditures for health and social services institutions.

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	June
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	905	1 422	—		45	330	2 702	- 1 622		1 080
EXPENDITURE
Expenditure	- 914	- 1 294	- 2	[1]	—	- 330	- 2 540	1 537	[2]	- 1 003
Debt service	- 133	- 111	—		—	—	- 244	85		- 159
TOTAL	- 1 047	- 1 405	- 2		—	- 330	- 2 784	1 622		- 1 162
RESULTS	- 142	17	- 2		45	—	- 82	—		- 82

	April to June
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	2 823	4 448	—		167	429	7 867	- 5 058		2 809
EXPENDITURE
Expenditure	- 2 347	- 4 081	- 6	[1]	—	- 429	- 6 863	4 853	[2]	- 2 010
Debt service	- 396	- 321	—		—	—	- 717	205		- 512
TOTAL	- 2 743	- 4 402	- 6		—	- 429	- 7 580	5 058		- 2 522
RESULTS	80	46	- 6		167	—	287	—		287

1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the Ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.